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                                                                   EXHIBIT 10.33


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is dated as of March 1, 2002 (the "EFFECTIVE DATE"), and is entered into by and between THE HOUSTON EXPLORATION COMPANY, a Delaware corporation (the "COMPANY"), and Roger Rice (the "EXECUTIVE").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ the Executive upon the terms and conditions and in the capacities set forth herein; and

         WHEREAS, the Company and the Executive desire to enter into this Agreement according to the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. EMPLOYMENT AND TERM OF EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company as Vice President - Human Resources and Administration for a term (the "TERM OF EMPLOYMENT") beginning on the Effective Date and ending on the Expiration Date (defined below). As used herein, "EXPIRATION DATE" means the third anniversary of the Effective Date, provided that on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (such first anniversary date and each such subsequent anniversary date being referred to as a "RENEWAL DATE"), the Expiration Date shall be automatically extended one additional year unless, not less than ninety (90) days prior to the relevant Renewal Date, (i) either party shall have given written notice to the other that no such automatic extension shall occur after the date of such notice or (ii) either party shall have given a Notice of Termination to the other pursuant to Section 7 hereof. Notwithstanding the foregoing, if either party gives a valid Notice of Termination pursuant to Section 7 hereof, the Term of Employment shall not extend beyond the termination date specified in such Notice of Termination.

         2. SCOPE OF EMPLOYMENT.

                  (a) During the Term of Employment, the Executive agrees to (i) serve as Vice President - Human Resources and Administration of the Company and shall have and may exercise all the powers, duties and functions as are normal and customary to such positions and that are consistent with the responsibilities set forth with respect to such positions in the Company's by-laws and (ii) perform such other duties not inconsistent with his position as are assigned to him, from time to time, by the Board of Directors of the Company (the "BOARD"). During the Term of Employment, the Executive shall (i) report directly and exclusively to the President and Chief Executive Officer and (ii) devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder. Subject to
         Section 6, the foregoing shall not be construed to prevent the Executive from making investments in businesses or enterprises so long as such investments do not require any services on the part of the Executive in the operation of such business or enterprises of a nature or magnitude that would interfere materially with the performance of his duties hereunder.

                  (b) During the Term of Employment, the Executive agrees to serve, if elected, as an officer or director of any subsidiary or affiliate of the Company so long as such service is commensurate with the Executive's duties and responsibilities to the Company.



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                  (c) The Executive's place of employment hereunder shall be at the Company's principal executive offices in the greater Houston, Texas metropolitan area. Moreover, the Company agrees that it will provide immunity and indemnity for the Executive to the fullest extent allowed by law, that if necessary it will amend its certificate of incorporation and bylaws to so provide, and that it will obtain errors and omissions insurance in the amount of no less than Ten Million Dollars ($10,000,000) naming the Executive as an additional insured.

         3. COMPENSATION. During the Term of Employment, in consideration of the Executive's services hereunder, including, without limitation, service as an officer or director of the Company or of any subsidiary or affiliate thereof, and in consideration of the Executive's covenants regarding confidentiality in
Section 5 hereof and noncompetition in Section 6 hereof, the Executive shall receive a salary at the rate of One Hundred Ninety-Five Thousand Dollars ($195,000) per year (payable at such regular intervals as other employees of the Company are compensated in accordance with the Company's employment practices), which amount shall be subject to review annually by the Board and may be adjusted at its discretion, provided that such salary may not be reduced at any time. In addition, the Executive shall be entitled to participate in such bonus, incentive compensation or other programs as are created or approved by the Board from time to time, including, but not limited to, the benefits described on EXHIBIT A attached hereto.

         4. ADDITIONAL COMPENSATION AND BENEFITS.

                  (a) As additional compensation for the Executive's services under this Agreement, the Executive's covenants regarding confidentiality in Section 5 hereof and noncompetition in Section 6 hereof, during the Term of Employment, the Company agrees to provide the Executive with the non-cash benefits being provided by the Company to its other officers and key employees as they may exist from time to time, including, but not limited to, the benefits described on EXHIBIT A attached hereto. Such benefits shall include leave or vacation time (not less than five (5) weeks per year), medical and dental insurance, life insurance and other health care benefits, retirement and disability benefits as may hereafter be provided by the Company in accordance with its policies as well as any stock option plan or similar employee benefit program for which key executives are or shall become eligible. The Executive's participation in each employee benefit plan or program provided to officers or other senior executives of the Company in general shall be at least as favorable to the Executive as the most highly benefited employee thereunder.

                  (b) The Executive is authorized to incur reasonable business expenses for promoting the business and reputation of the Company, including (without limitation) reasonable expenditures for travel, lodging, club memberships, meals and client, patron, customer and/or business associate entertainment. The Company shall reimburse within thirty (30) days the Executive for reasonable expenses incurred by the Executive in furtherance of the Company's business, provided that such expenses are incurred in accordance with the Company's policies and upon presentation of documentation in accordance with expense reimbursement policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations and administrative pronouncements.

                  (c) During the Term of Employment, the Company shall pay to the Executive an automobile allowance of Seven Hundred Dollars ($700) per month. The Board shall review the amount of such monthly allowance at least annually and may increase the same at any time as the Board deems appropriate.

         5. CONFIDENTIALITY AND OTHER MATTERS.

                  (a) Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all maps, data, reports, including results of exploration, drilling, drill cores, cuttings, and other samples, and other information relating to the business of the Company which comes into the possession of the Executive during the Term of Employment (such information being collectively referred to herein as the "CONFIDENTIAL INFORMATION"). During the Term of Employment and after termination of the



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         Executive's employment hereunder, the Executive agrees: (i) to take all such precautions as may be reasonably necessary to prevent the disclosure to any third party of any of the Confidential Information;
         (ii) not to use for the Executive's own benefit any of the Confidential Information; and (iii) not to aid any other person or entity in the use of the Confidential Information in competition with the Company, provided that nothing in this Agreement shall prohibit the Executive from disclosing or using any Confidential Information (A) in the performance of his duties hereunder, (B) as required by applicable law,
         (C) in connection with the enforcement of his rights under this Agreement or any other agreement with the Company, (D) in connection with the defense or settlement of any claim, suit or action brought or threatened against the Executive by or in the right of the Company or
         (E) with the prior written consent of the Board. Notwithstanding any provision contained herein to the contrary, the term "CONFIDENTIAL INFORMATION" shall not be deemed to include any general knowledge, skills or experience acquired by the Executive or any knowledge or information known or available to the public in general. The Executive further agrees that, if requested by the Company in writing at any time within ninety (90) days after termination of his employment for any reason, he will surrender to the Company all Confidential Information, and any copies thereof, in his possession and agrees that all such materials, and copies thereof, are at all times the property of the Company. Notwithstanding the foregoing, the Executive shall be permitted to retain copies of, or have access to, all such Confidential Information relating to any disagreement, dispute or litigation
         (pending or threatened) involving the Executive.

                  (b) Remedies. For purposes of this Section 5, the "COMPANY" shall be defined as the Company and its affiliated companies including (without limitation) its successors and assigns and its subsidiaries and each of their respective successors and assigns. In the event of a breach or threatened breach by the Executive of the provisions of this
         Section 5, the Company shall be entitled to an injunction restraining the Executive from violating such provisions without the necessity of posting a bond therefor. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it at law or in equity. Except as specifically set forth herein, the parties agree that the provisions of this Section 5 shall survive the earlier termination of the Executive's employment with the Company, as the continuation of this covenant is necessary for the protection of the Company.

         6. NONCOMPETITION.

                  (a) Noncompetition Activities. The Executive acknowledges that the nature of the employment under this Agreement is such as will bring the Executive in personal contact with patrons or customers of the Company and will enable him to acquire valuable information as to the nature and character of the business of the Company, thereby enabling him, by engaging in a competing business in his own behalf, or for another, to take advantage of such knowledge and thereby gain an unfair advantage. Accordingly, the Executive covenants and agrees that he will not, without the prior written consent of the Company during the Term of Employment, engage directly or indirectly for himself, or as an agent, representative, officer, director or employee of others, in the exploration for or production of hydrocarbons in waters offshore from the States of Texas and Louisiana, provided that the foregoing restriction shall not apply at any time if the Executive's employment is terminated during the Term of Employment by the Executive for Good Reason (defined in Section 7 hereof) or by the Company for any reason other than Cause (defined in Section 7 hereof) and, provided further, that nothing in this Agreement shall prohibit the Executive from acquiring or holding any issue of stock or securities of any entity registered under Section 12 of the Securities and Exchange Act of 1934 (as amended), listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. so long as the Executive is not deemed to be an "affiliate" of such entity as such term is used in paragraphs (c) and
         (d) of Rule 145 under the Securities Act of 1933 (as amended).

                  (b) Scope. In the event that the provisions of this Section 6 should ever be deemed to exceed the time, geographic or activity related limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or activity related limitations permitted by applicable law. In the event of a breach or threatened breach by the Executive of the provisions of this Section 6, the Company shall be entitled to an injunction restraining the Executive from violating such provisions without the necessity of posting a bond therefor. Nothing herein shall be construed as prohibiting the Company



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         from pursuing any other remedies available to it at law or in equity.
         Except as specifically set forth herein, the parties agree that this
         Section 6 shall remain in effect for its full term notwithstanding the earlier termination of the Executive's employment with the Company, as the continuation of this covenant is necessary for the protection of the Company. For purposes of this Section 6, the "COMPANY" shall be defined as the Company and its affiliated companies, including (without limitation) its successors and assigns and its subsidiaries and each of their respective successors and assigns.

         7. TERMINATION.

                  (a) General. The Executive's employment hereunder shall automatically terminate on the earlier of his death or the Expiration Date. The Executive may, at any time prior to the Expiration Date, terminate his employment hereunder for any reason by delivering a Notice of Termination (defined below) to the Board. The Company may, at any time prior to the Expiration Date, terminate the Executive's employment hereunder for any reason by delivering a Notice of Termination to the Executive, provided that in no event shall the Company be entitled to terminate the Executive's employment prior to the Expiration Date unless the Board shall duly adopt, by the affirmative vote of a least a majority of the entire membership of the Board, a resolution authorizing such termination and stating whether such termination is for Cause (defined below). The giving of a notice pursuant to clause (i) of the proviso contained in the penultimate sentence of Section 1 hereof shall not be deemed a termination of the Executive's employment by the party giving such notice. As used in this Agreement, "NOTICE OF TERMINATION" means a notice in writing purporting to terminate the Executive's employment in accordance with this Section 7, which notice shall (i) specify the effective date of such termination (not prior to the date of such notice) and (ii) in the case of a termination by the Company for Cause or Disability or a termination by the Executive for Good Reason or Disability, set forth in reasonable detail the reason for such termination and the facts and circumstances claimed to provide a basis for such termination.

                  (b) Automatic Termination on Expiration Date. In the event the Executive's employment hereunder shall automatically terminate on the Expiration Date for any reason other than death, the Executive shall only be entitled to receive (i) all unpaid compensation accrued as of the termination date pursuant to Section 3 hereof, (ii) all unused vacation time accrued by the Executive as of the termination date,
         (iii) all amounts owing to the Executive under Sections 4(b) and 4(c) hereof and (iv) those benefits under Section 4 which are required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other laws. The amounts described in clauses (i), (ii) and (iii) of the foregoing sentence shall be paid to the Executive in a lump sum payment promptly after the Expiration Date.

                  (c) Termination by Company for Cause. If the Company terminates the Executive's employment for Cause, the Executive shall only be entitled to receive the compensation and other payments described in paragraph (b) above, such compensation and other payments to be paid as if the Executive's employment had automatically terminated without the giving of any Notice of Termination. As used in this Agreement, "CAUSE" shall mean (i) any material failure of the Executive to perform his duties specified in Section 2 of this Agreement (other than any such failure resulting from the Executive's incapacity due to illness or other disability) after written notice of such failure has been given to the Executive by the Board and such failure shall have continued for thirty (30) days after receipt of such notice, (ii) gross or willful negligence or intentional wrongdoing or misconduct, (iii) a material breach by the Executive of Sections 5 or 6 of this Agreement, or (iv) conviction of the Executive of a felony offense involving moral turpitude, any of which has or have a material adverse effect on the Executive's ability to perform the duties of his position or on the financial condition or profitability of the Company.

                  (d) Death or Disability. To provide for the event the Executive's employment is automatically terminated on account of his death or is terminated by either the Company or the Executive on account of Disability (defined below), the Company shall purchase and provide for the Executive life insurance in the amount of one times annual salary and shall purchase and provide for the Executive supplemental executive long-term disability benefits (to the extent necessary to provide the total benefits described herein, net of the Company's existing group long-term disability plan) to provide salary replacement in the amount of sixty percent (60%) of annual salary at the date of disability (to continue until



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         at least age sixty-five (65), or for life if reasonably practicable).
         As used herein, "DISABILITY" means any physical or mental condition of the Executive that (i) prevents the Executive from being able to perform the services required under this Agreement, (ii) has continued for at least one hundred eighty (180) consecutive days during any twelve (12)-month period and (iii) is reasonably expected to continue. The Company's obligation to provide to the Executive long-term disability benefits hereunder shall be defined by the long-term disability benefits contract it is able to procure from an unrelated third party. For that purpose, the definition of disability shall be as stated in the contract. The Company and the Executive recognize that the definition of Disability hereunder may differ from the contract definition and the benefits payable shall be those as stated in the contract. The Company, however, agrees to obtain a contract with a definition of disability as similar as possible to the definition stated hereunder. Moreover, the Company and the Executive agree that for purposes of the other provisions of this Agreement, the definition of Disability as stated herein shall control.

                  (e) Termination by Company Without Cause or by the Executive with Good Reason. If either the Company terminates the Executive's employment for any reason other than for Cause or on account of Disability or the Executive terminates his employment for Good Reason (as hereinafter defined), the Company shall:

                           (i) pay to the Executive, within thirty (30) days
                  after the date of such termination, a lump sum cash payment equal to 2.99 times the Executive's then current annual rate of Total Compensation;

                           (ii) pay the Executive any accrued but unpaid
                  compensation as of the date of the termination of employment; and

                           (iii) continue until the first anniversary of the
                  termination of the Executive's employment, or such longer period as any plan, program or policy or ERISA or other laws may provide, benefits to the Executive as set forth in Section 7(f) below.

         As used in this Agreement, "GOOD REASON" shall mean: (A) the failure by the Company to elect or re-elect or to appoint or re-appoint the Executive to the office of Vice President - Human Resources and Administration without Cause; (B) a material change in the powers, duties, responsibilities or functions of the Executive as described in
         Section 2 hereof, including (without limitation) any change which would alter the Executive's reporting responsibilities or cause the Executive's position with the Company to be of less dignity, responsibility, importance or scope than the position (and attributes thereof) of Vice President - Human Resources and Administration, (C) without the Executive's prior written consent, the relocation of the Company's principal executive offices outside the greater Houston, Texas metropolitan area or requiring the Executive to be based other than at such principal executive offices, (D) the failure of the Company to obtain any assumption agreement required by Section 16 hereof, (E) the failure by the Company to pay the Executive within ten
         (10) days after a written demand therefor any installment of any previous award of or deferred compensation, if any, under any employee benefit plan or any deferred compensation program in effect in which the Executive may have participated, (F) any other material breach of this Agreement by the Company, or (G) the occurrence of a Change of Control.

         As used in this Agreement, a "CHANGE OF CONTROL" shall mean:

                           (i) the acquisition after the Effective Date by any
                  individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a "PERSON") of beneficial ownership of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Company (the "OUTSTANDING COMMON STOCK") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "OUTSTANDING VOTING SECURITIES"), provided that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the



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                  Company or any corporation controlled by the Company, or (D)
                  any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection
                  (iii) hereof; or

                           (ii) individuals, who, as of the Effective Date,
                  constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                           (iii) consummation after the Effective Date of a
                  reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "CORPORATE Transaction") in each case, unless, following such Corporate Transaction, (A) (1) all or substantially all of the persons who were the beneficial owners of the Outstanding Common Stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction, and (2) all or substantially all of the persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction, as the case may be, (B) no Person (excluding (l) any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction and (2) any Person approved by the Incumbent Board) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to such Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction.

         As used in this Agreement, the term "TOTAL COMPENSATION" shall mean the sum of the following:

                           (i) the current annual salary of the Executive
                  referenced in Section 3;

                           (ii) the current car allowance provided by the
                  Company to the Executive referenced in Section 4(c); and

                           (iii) the Executive's annual bonus, calculated as
                  though the Company's financial targets had been met at one hundred percent (100%), referenced in Section 3 and EXHIBIT A.

                  (f) Insurance and Other Special Benefits. To the extent the Executive is eligible thereunder, for a period of twelve (12) months following termination pursuant to Section 7(e) hereof, the Executive shall continue to be provided life insurance policies provided to the Executive on the date hereof or such successor policies in effect at the time of the Executive's termination, and shall also continue to be covered for the applicable period by each other insurance, health or other benefit program, plan or policy (excluding long-term disability) by which he was covered at the time of the Executive's termination. In the event the Executive is ineligible to continue to be so covered under the terms of any such life insurance, health or other benefit program, plan or policy, the Company shall provide to the Executive through other sources such benefits (excluding



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         long-term disability), including such additional benefits, as may be necessary to make the benefits applicable to the Executive substantially equivalent to those in effect immediately prior to such termination, provided that if during such period the Executive should enter into the employ of another company or firm which provides to the Executive substantially similar benefit coverage, the Executive's participation in the comparable benefits provided by the Company, either directly or through such other sources, shall cease. Nothing contained in this paragraph shall be deemed to require or permit termination or restriction of any of the Executive's coverage under any plan or program of the Company or any of its subsidiaries or any successor plan or program thereto to which the Executive is entitled under the terms of such plan or program, whether at the end of the aforementioned twelve (12)-month period or at any other time. Upon termination of the Executive's employment under Section 7(d) or 7(e) hereof, any vesting, lapse of time or similar requirement under any stock option plan, restricted stock plan or other employee benefit or deferred compensation plan or program in which the Executive may participate shall be accelerated to the date of such termination and any conditions to the Executive's entitlement to any benefits under any of such plans or programs shall be deemed to have been satisfied.

                  (g) Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "PAYMENT"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then the Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Subject to the provisions of this Section 7(g), all determinations required to be made hereunder, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Arthur Andersen L.L.P. or such other accounting firm which at the time audits the financial statements of the Company (the "ACCOUNTING FIRM") at the sole expense of the Company, which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the date of termination of the Executive's employment under this Agreement, if applicable, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
         Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments, which will not have been made by the Company should have been made (an "UNDERPAYMENT"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant hereto and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:



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                           (i) give the Company any information reasonably
                  requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith to
                  effectively contest such claim, and

                           (iv) permit the Company to participate in any
                  proceedings relating to such claim;

         provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions hereof the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  If, after the receipt by the Executive of an amount advanced by the Company pursuant hereto, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant hereto, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (h) Either party may, within fifteen (15) days after receipt of a Notice of Termination from the other party, provide notice to the other party that a dispute exists concerning the termination, in which event the dispute shall be resolved in accordance with Section 9 hereof. Notwithstanding the pendency of any such dispute and notwithstanding any provision of this Agreement to the contrary, the Company will (i) continue to pay the Executive the annual base salary described in Section 3 hereof and (ii) continue the Executive as a participant in all compensation and benefit plans in which the Executive was participating when the relevant Notice of Termination was given, until the dispute is finally resolved or, with respect to a Notice of Termination given by the Executive, the date of termination specified in such Notice of Termination if earlier, but, in each case, not past the Expiration Date. If (i) the Company gives a Notice of Termination to the Executive, (ii) the Executive disputes the termination as contemplated by this paragraph (h) and (iii) such dispute is finally in favor of the Company in accordance with Section 9 hereof, the Executive shall be required to refund to the Company any amounts paid to the Executive under this paragraph (h) but only if, and then only to the extent, the Executive is not otherwise entitled to receive such amounts under this Agreement.

         8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of termination of the Executive's employment under this Agreement shall be payable in accordance with such plan or program.

         9. RESOLUTION OF DISPUTES.

                  (a) Negotiation. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between the Executive and an executive officer of the Company who has authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within ten (10) days after the effective date of such notice, the Executive and an executive officer of the Company shall meet at a mutually acceptable time and place within the Houston, Texas metropolitan area, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the disputing party's notice, or if the parties fail to meet within ten (10) days, either party may initiate arbitration of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 9(a) shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

                  (b) Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, which has not been resolved by non-binding means as provided in Section 9(a) within sixty (60) days of the initiation of such procedure, shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources, Inc. ("CPR") Rules for Non-Administered Arbitration of Business Disputes by three (3) independent and impartial arbitrators, of whom each party shall appoint one, provided that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate arbitration before the expiration of such period. Any such arbitration shall take place in Harris County, Texas. Any arbitrator not appointed by a party shall be appointed from the CPR Panels of Neutrals. The arbitration shall be governed by the United States Arbitration Act and any judgment upon the award decided upon by the arbitrators may be entered by any court having jurisdiction thereof. Each party hereby acknowledges that compensatory damages include (without limitation) any benefit or right of indemnification given by another party to the other under this Agreement.

         10. EXPENSES. The Company shall promptly pay or reimburse the Executive for all costs and expenses, including, without limitation, court costs and attorneys' fees, incurred by the Executive as a result of any claim, action or proceeding (including, without limitation a claim action or proceeding by the Executive against the Company) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof.

         11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas. Venue and jurisdiction of any act on relating to this agreement shall lie in Harris County, Texas.

         12. NOTICE. Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally or if sent by registered or certified mall, return receipt requested, postage prepaid, addressed to such party at its address set forth below such party's signature to this Agreement or to such other address as shall have been furnished in writing by such party for whom the communication is intended. Any such notice shall be deemed to be given on the date so delivered.

         13. SEVERABILITY. In the event any provisions hereof shall he modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof.

         14. ENTIRE AGREEMENT. This Agreement constitutes the sole agreement between the parties with respect to the employment of the Executive by the Company and supersedes any and all other agreements, oral or written, between the parties.

         15. AMENDMENT AND WAIVER. This Agreement may not be modified or amended except by a writing signed by the parties. Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.

         16. ASSIGNMENT. This Agreement is a personal employment contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned or pledged. The Company may assign its rights under this Agreement to (i) any entity into or with which the Company is merged or consolidated or to which the Company transfers all or substantially all of its assets or (ii) any entity, which at the time of such assignment, controls, is under common control with, or is controlled by the Company, provided that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably acceptable to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if not such succession had taken place.

         17. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

         18. SECTION HEADINGS. The section headings in this Agreement have been inserted for convenience and shall not be used for interpretive purposes or to otherwise construe this Agreement.

         19. NO MITIGATION OR SET-OFF. The provisions of this Agreement are not intended to, nor shall they be construed to, require that the Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of his employment by another employer or otherwise. The Company's obligations to make the payments to the Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above and intend that this Agreement have the effect of a sealed instrument.




                                            /s/ Roger B. Rice
                                       -----------------------------------------
                                       Roger Rice

                                       THE HOUSTON EXPLORATION COMPANY



                                            /s/ William G. Hargett
                                       -----------------------------------------
                                       William G. Hargett
                                       President and Chief Executive Officer

                                    EXHIBIT A


ANNUAL INCENTIVE PLAN


         The Executive will participate in the Company's annual incentive bonus plan which will be based on a target measure of profitability to be determined by the Board of Directors from year to year ("TARGET"). If the Company reaches 100% of Target, the Executive would earn 100% of his target bonus. The target bonus will be determined as a percentage of the Executive's annual salary. The percentage for the annual bonus for the Executive will be:

                                                                              Percentage of Salary
                                                                             for Target Annual Bonus
                                                                             -----------------------
                  Roger Rice - Vice President - Human Resources                        55%
                              and Administration

         Moreover, if the Company performs better or worse than the target earnings, the bonus will be directly affected. A schedule of target earnings and target bonus will be as follows:

                         Percentage of                                     Percentage of Target Annual
                   Target Earned by Company                                  Incentive Bonus Earned
                   ------------------------                                ---------------------------
                         Less than 70%                                                  0%

                              70%                                                      40%
                              80%                                                      60%
                              90%                                                      80%
                             100%                                                     100%
                             110%                                                     120%
                             120%                                                     140%
                             130%                                                     160%
                             140%                                                     180%
                             150% and more                                            200%

         As an example, if (1) the Target is $4,500,000, (2) an executive's annual salary is $250,000, (3) the target annual bonus percentage is 45%, and
(4) actual results achieved reaches $4,500,000, the executive's target bonus would be $112,500. Since actual results achieved equaled 100% of Target, he would earn $112,500. If actual results achieved were $5,220,000 (116%), he would be entitled to 132% of his target bonus, or $148,500.

LONG TERM INCENTIVE PLAN


         The Executive will participate in the Company's 1996 Stock Option Plan. The 1996 Stock Option Plan shall be paid in Company stock options under a plan providing for qualified incentive stock options (for federal income tax purposes) to the extent possible and a non-qualified stock options for the remainder.

         All options granted will have a term of ten (10) years and will vest in one-fifth (1/5) increments over five (5) years beginning on the first anniversary of the date granted; provided, however, that such options shall be deemed fully vested (i) on the death of the Executive or other employee, (ii) on the termination of the Executive's or other employee's employment on the Disability of the Executive or other employee after the Executive or other employee had already vested sixty percent (60%) or more of the option grant, or
(iii) on the termination of the Executive's or other employee's employment by the Company without Cause or by the Executive or other employee for Good Reason, or after the third anniversary of the date granted for any reason by the Company other than for Cause.

         During the Term of Employment, each year on the anniversary of the Initial Public Offering of the Company, the Executive shall be eligible for an additional option grant for that number of shares equal to a percentage of the Executive's annual salary divided by a per share option value determined under the Black-Scholes model. The percentage of the annual Long Term Incentive grant for the Executive will be:

                                                                        Target Percentage of Base Salary
                                                                        --------------------------------
                  Roger Rice                                                           55



                                      A-2